Exhibit 99.1

For AMEX Symbol HLM.PR

JIM WATERS TO SUCCEED MICK HILLMAN AS CEO OF HILLMAN

Mr. Hillman to Retire as CEO after Leading Company through 30 Years of Growth

CINCINNATI, May 23, 2013 /PRNewswire-FirstCall/ — The Hillman Companies, Inc. (Amex: HLM.PR) (“Hillman”) announced today that Executive Vice President and Chief Operating Officer James P. Waters will succeed Max W. (“Mick”) Hillman as Chief Executive Officer, effective July 1, 2013. Mr. Waters, who had previously served as Chief Financial Officer of Hillman, also joins Hillman’s Board of Directors, effective immediately. Mr. Hillman, who will retire as CEO after 44 years with the company, will retain a seat on Hillman’s Board of Directors.

During his extraordinary career, Mr. Hillman grew his father’s hardware distributorship into a leading international value-added distributor serving multiple retail channels and product categories. Mr. Hillman said, “I want to thank all of the employees of Hillman for making the past 44 years so successful for our company. I am fortunate not only to have had the opportunity to lead this great organization through 30 years of uninterrupted growth, but also to have a leader of Jim’s caliber to hand the reins to. I look forward to supporting him in his new role and am confident that Hillman will flourish under his leadership.”

Tyler J. Wolfram, Chairman of the Board of Directors and a Managing Partner of Oak Hill Capital Partners, said, “We are extremely grateful to Mick for his many years of leadership and for his partnership with Oak Hill Capital, and we look forward to continuing our relationship with him in his role on the Board. With over two decades in the industry and 14 years at Hillman, Jim assumes the role of CEO with a proven track record of delivering strong financial and operational results. Hillman is currently presented with a number of exciting growth opportunities, and Jim is the right individual to lead the company into the future.”

Mr. Waters joined Hillman in 1999 as CFO and was promoted to EVP/COO in 2011. He served in these positions through a period of extensive growth, including seven acquisitions, significant market share gains and successful international expansion. During his tenure as COO, Hillman made its largest acquisition to date, H. Paulin & Company, which provided the company with an excellent market presence in Canada.

Mr. Waters said, “I am thrilled for the opportunity to lead this outstanding organization. Together with Hillman’s dedicated and accomplished management team, I intend to carry on the culture of best-in-class customer service, commitment to our employees and community involvement that has been cultivated over the past 50 years by the Hillman family.”

About Hillman

Founded in 1964 and headquartered in Cincinnati, Ohio, Hillman is a leading value-added distributor of fasteners, key duplication systems, engraved tags and related hardware items to over 20,000 retail customers in the U.S., Canada, Mexico, South America and Australia, including home improvement centers, mass merchants, national and regional hardware stores, pet supply stores and other retailers. Hillman provides a comprehensive solution to its retail customers for managing SKU intensive, complex home improvement categories. Hillman also offers its customers additional services, such as inventory management and in-store merchandising services.

In May 2010, Oak Hill Capital Partners and Hillman’s management team formed a partnership to acquire Hillman. Oak Hill Capital Partners is a private equity firm with more than $8 billion of initial capital commitments from leading entrepreneurs, endowments, foundations, corporations, pension funds and global financial institutions. For more information about Oak Hill Capital Partners, visit www.oakhillcapital.com.

For more information on Hillman, please visit our website at http://hillmangroup.com or call Investor Relations at (513) 851-4900, ext. 2084.